SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 21, 2010

DGI Resolution, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Juris-	(Commission	(I.R.S. Employer
diction of Incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavík, Iceland

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

deCODE genetics, Inc

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01  Completion of Acquisition or Disposition of Assets

On January 21, 2010, pursuant to the Asset Purchase Agreement dated November 16, 2009, DGI Resolution, Inc. (formerly known as deCODE genetics, Inc.)  (“DGI”) completed the previously-announced sale of its Iceland-based subsidiary, deCODE genetics ehf (also known as Islensk erfdagreining), and its drug discovery and development programs to Saga Investments LLC, a private company, (“Saga”) in a sale conducted under the provisions of Section 363 of the U.S. Bankruptcy Code and approved by the United States Bankruptcy Court for the District of Delaware (the “Court”) on January 14, 2010 (the “Section 363 Sale”).

The aggregate consideration received by DGI in connection with the Section 363 Sale was comprised of the following components: (i) a credit bid of $10.9 million representing the full amount owed to Saga under the previously described debtor-in-possession loan agreement, (ii) $3,000,000 in cash, (iii) additional cash consideration equal to 25% of the net cash proceeds from the sale, license, or other monetization of DG041, DG051, and DG071 received within 24 months after the date of the closing minus $3 million, and (iv) a non-voting junior convertible preferred membership interest in Saga, representing a fully-diluted ownership interest of approximately 15% of Saga.

DGI expects that it will be liquidated pursuant to a plan of liquidation which will be subject to the approval of the Court.  In the event of liquidation, any recovery for stockholders of DGI would be highly unlikely.  See DGI’s Current Report on Form 8-K filed on November 18, 2009 (under the name deCODE genetics, Inc.) for more information about the Asset Purchase Agreement and the voluntary petition filed by DGI under Chapter 11 of Title 11 of the Bankruptcy Code in the Court (the “Chapter 11 Proceeding”).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 22, 2010, in connection with the closing of the Section 363 Sale, Kari Stefansson resigned as Chairman, Chief Executive Officer and as a director of DGI effective immediately.  Mr. Stefansson will continue to serve as President of DGI.  In addition, Mark Gurney resigned as Senior Vice President, Drug Discovery and Development effective January 25, 2010, and Jakob Sigurdsson resigned as Senior Vice President, Corporate Development effective January 27, 2010.

Item 5.03                                             Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 27, 2010, DGI filed with the Delaware Secretary of State a Certificate of Amendment of Amended and Restated Certificate of Incorporation of deCODE genetics, Inc., a copy of which is attached hereto as Exhibit 3.1 (the “Amendment”) amending its Restated Certificate of Incorporation and changing its name from “deCODE genetics, Inc.” to “DGI Resolution, Inc.”  The Amendment was made pursuant to Section 303 of the General Corporation Law of the State of Delaware and under an order of the Court in the Chapter 11 Proceeding.  Stockholder approval of the Amendment was not required.

Item 8.01                                             Other Events.

James Beery was elected to serve as Chairman of the Board of DGI on January 22, 2010.

DGI expects to file with the Securities and Exchange Commission (SEC) copies of the financial reports that files with the Court and the United States Trustee under the cover of a current report on Form 8-K.  DGI also expects to file under cover of a current report on Form 8-K such reports as may be required to disclose material events relating to the Chapter 11 Proceeding.

Following the closing of the Section 363 Sale, DGI established a new website, www.DGIResolution.us, for informational purposes (including with respect to certain SEC filings) and has terminated its association with the website www.decode.com.

Additional information regarding DGI’s Chapter 11 Proceeding is available at http://www.delclaims.com/caseinformation.html.  This link is provided for convenience only.  Such information shall not be deemed to be incorporated by reference herein.

Item 9.01                                             Financial Statements and Exhibits

(d)         Exhibits

3.1                                 Certificate of Amendment of Amended and Restated Certificate of Incorporation of deCODE genetic, Inc., dated January 27, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DGI Resolution, Inc.

By:	/s/ KARI STEFANSSON
Kari Stefansson
President

Dated:  January 27, 2010